Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Nos. 333-167744) on Form S-8 of Superior Well Services, LTD. of our report dated June 25, 2010, with respect to the statements of net assets available for benefits of the Superior Well Services, LTD. 401(k) Retirement Plan as of December 31, 2009 and 2008 and 2007, the related statements of changes in net assets available for benefits for the years ended December 31, 2009, 2008 and 2007, and the supplemental schedules as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on the Form 11-K of the Superior Well Services, LTD. 401(k) Retirement Plan.

/s/ Schneider Downs & Co. Inc.

Pittsburgh, Pennsylvania
June 25, 2010

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